Exhibit 24



Consent of Independent Certified Public Accountants

The Board of Directors
DNB Financial Corporation:

We consent to incorporation by reference in the registration statement (No. 33-93272) on Form S-8 of DNB Financial Corporation of our report dated January 24, 1997, relating to the consolidated statements of financial condition of DNB Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of DNB Financial Corporation.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
March 26, 1997